Exhibit 10.1

AMENDMENT TO AGREEMENT OF PURCHASE AND SALE AND FIRST SECURED PRIMISSORY NOTE

This Amendment to the Agreement of Purchase and Sale and First Secured Promissory Note dated December 20, 2024 and executed December 31, 2024 is dated February 15, 2025 between Chial Mountain Ltd. (“Seller”) and Awaysis Belize Ltd. together with its subsidiaries, affiliates, successors, assigns, collectively, (“Purchaser”).

WHEREAS Purchaser and Seller have entered into a binding contract for the purchase of substantially all the Assets of the Seller in the Agreement of Purchase and Sale; and

WHEREAS Purchaser and Seller have agreed to certain amendments to that Agreement of Purchase and Sale and to the First Secured Promissory Note contemplated under the agreement;

NOW, THEREFORE in consideration of the mutual promises contained herein and in the Agreement of Purchase and Sale, the Parties agree as follows:

1.	Section 2(c) of the Agreement for Purchase and Sale is amended so that the first secured note shall be due upon the first of either x) July 15, 2025 or z) the listing of Awaysis Capital, Inc. on the New York Stock exchange.

2.	The First Secured Promissory Note shall be amended to reflect the changes made in Section 2(c) of the Agreement for Purchase and Sale and shall now be due upon the first of either i) July 15, 2025 or ii) the listing of Awaysis Capital, Inc. on the New York Stock exchange.

3.	The First Secured Promissory Note shall be for $1,500,000.00 USD or $3,000,000 BZD at the rate of $2BZD per $1USD.

4.	Section 2(e) of the Agreement of Purchase and Sale shall be amended to extend the time to negotiate the post-closing agreement currently set to expire March 24, 2025 to read:

a.	At least 30 days after the Closing Date, an Appraisal of the Assets consisting of real property and any fixtures, furniture, buildings, improvements, equipment attached to that real property being acquired under this agreement shall occur. The Appraiser shall be an independent Appraiser licensed in the jurisdiction of the Assets and shall be selected by the Seller. Both Parties agree that the Purchase Price of the Real and Personal Property portion of the Assets shall be amended by this appraisal. Any adjustments to the Purchase Price shall be negotiated within one hundred twenty (120) days after Appraisal in a separate Post Closing Agreement. In addition, at least 30 days after the Closing Date, a valuation consisting of moveable tools, furniture, vehicles, and equipment used for maintenance of the real property being acquired under this agreement shall occur. The valuation can be done by an independent Auditor licensed in the jurisdiction of the Assets who shall be selected by the Seller or by mutual agreement. Both Parties agree that the Purchase Price of the Real and Personal Property portion of the Assets shall be amended by this appraisal. Any adjustments to the Purchase Price shall be negotiated within one hundred twenty (120) days after Appraisal in a separate Post Closing Agreement.

5.	In addition, this Amendment clarifies that pursuant to Section 5 of the Agreement for Purchase and Sale, the Seller is to execute a corporate resolution transferring the shares of Chial Mountain Ltd. to Awaysis Belize Ltd. alongside the Bill of Sale. Simultaneous to the transfer of the shares by Chial Mountain Ltd. to Awaysis Belize Ltd., the UCC-1 filings in support of the First and Second Promissory Note shall be filed with the relevant Secretary of State. This UCC-1 secures the Seller by creating a first priority lien on all the assets of Chial Mountain Ltd. including all outstanding shares of Chial Mountain Ltd. to be returned to the Seller in the event of default under the Notes.

AGREED TO, SIGNED AND EXECUTED, the undersigned have put into effect this Second Amendment to Agreement if Purchase and Sale as of the effective date written below.

PURCHASER

Awaysis Belize Ltd.

By:	/s/ Andrew Trumbach
Name:	Andrew Trumbach
Title:	President

SELLER

Chial Mountain Ltd.

By:	/s/ Michael Singh
Name:	Michael Singh
Title:	President